UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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HERCULES INCORPORATED

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July 14, 2003

Dear Fellow Shareholder:

       We want to let you know about two significant recent developments.

       First, Institutional Shareholder Services (ISS), the nation’s leading independent proxy voting advisor, has recommended that Hercules shareholders vote FOR our director nominees and against Sam Heyman’s slate of dissidents.

       Second, Hercules recently announced that it expects fully diluted earnings per share from ongoing operations for both the second quarter and full year 2003 to be above consensus analyst estimates, reflecting our continuing progress in improving the performance of your company.

ISS BACKS HERCULES’ DIRECTOR NOMINEES

       ISS is a respected independent firm that provides proxy advisory services to institutional investors, mutual funds, and other fiduciaries. In preparing its recommendation, ISS rigorously examines issues and the competing claims of the parties in a proxy fight and meets with representatives of each side. In its recently issued report, ISS recommended a vote FOR our director nominees, stating:

“Hercules has made progress since the 2001 proxy fight. The company’s balance sheet has been significantly deleveraged, there are no liquidity concerns, and the operating results have improved in 2002 and first quarter 2003, mainly helped by the cost savings achieved.”

. . .

“Given the prevalent difficult conditions and liquidity concerns, ISS believes that the company was justified in selling BetzDearborn water treatment chemicals business, which enabled Hercules to significantly de-leverage its balance sheet.”

. . .

“ISS believes that dissidents have not met the burden of proof in terms of a coherent transition plan and strategy to warrant control of the board, especially given the company’s improved operating performance. Accordingly, we recommend a vote FOR the management nominees.”

       According to ISS, Hercules ranks higher in corporate governance than more than 99% of all the companies in the S&P 500.

       You should also be aware that the Special Committee has approved amending Hercules’ by-laws so that directors will be elected by plurality vote. The amendment to the by-laws will be effective upon ratification of the Special Committee’s action by the Board of Directors, which will occur prior to this year’s Annual Meeting.

OUR DIRECTOR NOMINEES ARE STRONG AND INDEPENDENT

•
Patrick Duff has strong shareholder credentials and in-depth knowledge of investing from his experience as a senior managing director of a major investment fund. Mr. Duff is a licensed Certified Public Accountant and a Chartered Financial Analyst.

•
Thomas P. Gerrity is a former Dean of the Wharton School, one of the nation’s leading business schools, and former Chief Executive Officer of the Index Group, a leading management consulting firm that he built. Dr. Gerrity is Chairman of the Audit Committee of Sunoco, an S&P 500 company with over $14 billion in annual revenues.

•
John K. Wulff will bring extensive financial and accounting expertise to our Board. Mr. Wulff served as a member of the Financial Accounting Standards Board (FASB) through June 2003, and was previously Chief Financial Officer of Union Carbide and a partner of a major public accounting firm. If elected, Mr. Wulff will serve as our Audit Committee financial expert.

•
Joe B. Wyatt is the former Chancellor and Chief Executive Officer of Vanderbilt University with extensive experience in the areas of research and information systems. Mr. Wyatt is Chairman of the Audit Committee of Ingram Micro, a New York Stock Exchange company with over $20 billion in annual revenues.

OUR FINANCIAL PERFORMANCE CONTINUES TO IMPROVE

       The financial community has widely acknowledged that over the last two years the people of Hercules have done an outstanding job to restore our Company’s financial and operational health. Our balance sheet is much stronger; sales and operating profits from our ongoing businesses are growing strongly and are outpacing many of our peers; our businesses are generating positive cash flows; and we now have a solid foundation for growth and are creating many opportunities to increase Hercules’ value.

       On July 10, 2003, Hercules’ management announced that it expects to report earnings for the second quarter ended June 30, 2003, in the range of $0.27 to $0.29 per fully diluted share. Earnings from ongoing operations* are expected by Hercules’ management to be in the range of $0.21 to $0.23 per fully diluted share, above the First Call consensus analyst estimate for ongoing operations of $0.19 per fully diluted share. If market conditions hold, Hercules’ management also expects to exceed First Call’s consensus estimate for full-year 2003 earnings from ongoing operations of $0.72 per fully diluted share.

       Hercules’ management reported that improved earnings in the second quarter were driven by higher sales, improved operating profits, and lower taxes in the quarter. Net sales in the second quarter are expected by Hercules’ management to increase approximately 8% compared to net sales of $437 million for the same period last year. Net sales growth was driven largely by the Euro’s appreciation against the U.S. dollar and also higher prices and higher volumes. Hercules’ management also reported that year-to-date net sales are up approximately 9% compared to the same period in 2002.

       The people of Hercules continue to deliver excellent results in a difficult environment. Through their efforts, Hercules’ management reported that the Company is well on its way to achieving its stated target of annual double-digit growth in earnings and operating profits from ongoing operations.

HEYMAN SEEKS CONTROL OF YOUR COMPANY — AND OFFERS YOU
NO CONTROL PREMIUM IN RETURN

       In asking you to turn over control of your company to him, Heyman is not offering to pay you any control premium — nor has he offered a coherent business plan, other than a promise to replace current management despite the excellent progress Hercules has made. Instead, he has repeatedly criticized well-regarded strategic decisions, attacked management and been disruptive in the boardroom as we continue down our proven path to strengthen your company and deliver increased value to shareholders.

*	Ongoing operations is a non-GAAP financial measure. The ongoing operations include Pulp and Paper, Aqualon, FiberVisions and Pinova. See Table 1.

       Heyman’s goal to replace Bill Joyce is ill-advised. The Hercules Board selected Dr. Joyce as CEO in 2001 on the basis of his distinguished career in the chemical industry, his qualifications in turnaround situations, his ability to substantially grow businesses and his proven track record of significantly increasing value for shareholders. Our view is shared by many in the financial community, as evidenced by the following comment from a well-respected chemical industry analyst:

       “Hercules has the best CEO in the industry today, Bill Joyce, on two counts. First, he did the best major deal, selling Union Carbide to Dow . . . . Second, he has saved Hercules from what was otherwise likely to be a bad end, in particular, by selling most of BetzDearborn to GE . . . and cutting debt by $2 bn in a year and a half. If this had not been done, as we said at the time, the company would have been run by and for the banks, with the equity priced as a call on its survival.” (Paul Christopherson, New Vernon Associates, Inc. Rating Upgrade, HERCULES (HPC — 8.03), Rating: 1-Strong Buy, February 28, 2003.)

       The people of Hercules have worked hard to turn your Company around — and they have delivered outstanding results. Don’t let Sam Heyman stop the progress.

SUPPORT HERCULES' DIRECTOR NOMINEES BY VOTING
YOUR GOLD PROXY CARD TODAY

       We urge you to follow ISS’s recommendation and continue the progress Hercules has made by voting for our nominees using the enclosed GOLD proxy card. Please return your signed and dated GOLD proxy card in the enclosed postage-paid envelope today.

       If you have previously signed a white proxy card sent to you by Heyman, you have every right to change your vote. Simply sign, date and mail the enclosed GOLD proxy card, which will automatically revoke any earlier-dated proxy cards that you may have signed.

       Thank you for your continued support.

       Sincerely,

THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF HERCULES INCORPORATED

Richard M. Fairbanks	Alan R. Hirsig	Edith E. Holiday (Chair)	John C. Hunter, III

Robert D. Kennedy	Jeffrey M. Lipton	Peter McCausland	Joe B. Wyatt

If you have any questions or require assistance in voting your GOLD proxy card, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, New York 10016
email: proxy@mackenziepartners.com
Call collect: (212) 929-5500
or
Toll Free: (800) 322-2885

Important Note: This letter includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, the outcome of the pending proxy contest, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Table 1 Reconciliation to Ongoing Operations June 30, 2003	THREE MONTHS ENDED JUNE 30, 2003
DILUTED EPS
Expected	$0.27-$0.29
Discontinued operations	(0.02)
Income before discontinued operations	$0.25-$0.27
Restructuring costs	(0.01)
Other gains and losses, net, related to divested businesses	0.02
Other	0.01
Tax benefit attributable to donation of intellectual property	(0.06)
Ongoing Operations(1)	$0.21-$0.23

(1)	Ongoing operations is a non-GAAP financial measure. The ongoing operations include Pulp and Paper, Aqualon, FiberVisions and Pinova.